Exhibit 99.1

Contact:

Gramercy Capital Corp.

Robert R. Foley, 212-297-1000

Chief Financial Officer

Gramercy Capital Corp. Completes $3.3 Billion Acquisition of American Financial Realty Trust

NEW YORK - Gramercy Capital Corp. (NYSE: GKK) announced today the completion of the previously announced acquisition of American Financial Realty Trust in a transaction with a total value of approximately $3.3 billion.

The acquisition combines the existing operating platforms of American Financial and Gramercy, creates an integrated commercial real estate finance and operating company, and transforms Gramercy from a pure specialty finance company into a $7.5 billion diversified enterprise with complementary business lines consisting of commercial real estate finance and property investments. As a result of the acquisition, Gramercy has added approximately 29.2 million square feet of commercial real estate in 38 states and the District of Columbia to its $4.2 billion of debt investments, commercial real estate securities investments, net lease properties and other assets.

Gramercy’s President and Chief Executive Officer, Marc Holliday, commented, “We believe this will prove to be an excellent strategic move for Gramercy. In one transaction, we have effectively doubled the Company’s size and diversified its asset base and income stream, transforming it to become a significant player in the commercial real estate equity sector as well as in structured finance. As the market improves over time, Gramercy will be well positioned to take advantage of emerging opportunities on several fronts. We are grateful for the steadfast support we have received from both Gramercy’s and AFR’s shareholders and debt providers as we executed this merger.”

Each common share of beneficial interest of American Financial has been converted into the right to receive approximately $5.50 in cash, additional cash consideration in an amount equal to approximately $0.2419 in cash resulting from Gramercy’s $2.00 special dividend declared in December 2007 and paid in January 2008, and 0.12096 of a share of Gramercy common stock. The cash consideration was not increased in respect of any additional value payment described in the merger agreement. Upon closing, American Financial’s shareholders will own approximately 31% of Gramercy’s outstanding shares.

In addition, Gramercy has assumed an aggregate of approximately $1.3 billion of American Financial secured debt.

As previously announced, the record date for Gramercy’s quarterly dividend of $0.63 per share of Gramercy common stock for the quarter ended March 31, 2008 is April 2, 2008. The first quarter dividend is payable on April 15, 2008.

American Financial common shares will be suspended from trading on the New York Stock Exchange before the market opening on April 2, 2008.

Company Profile

Gramercy Capital Corp. is an integrated commercial real estate finance and property investment company whose debt investment business focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and whose property investment platform targets commercial properties net leased primarily to financial institutions and affiliated users throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Los Angeles, California, Jenkintown, Pennsylvania, and Charlotte, North Carolina.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, difficulties encountered in integrating our company and American Financial, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.